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                                                                  Exhibit (m)(i)

                                DISTRIBUTION PLAN
                             PURSUANT TO RULE 12B-1
                    (CLASS 1 SHARES, FORMERLY CLASS A SHARES)

     DISTRIBUTION PLAN adopted as of the 21st day of May 2002, as amended the 11th day of September, 2003 and the 8th day of September, 2005, by SunAmerica Series Trust, a Massachusetts business trust (the "Trust"), on behalf of the Class 1 shares of its separately designated series listed on Schedule A (each, a "Portfolio").

                                   WITNESSETH:

     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company; and

     WHEREAS, each Portfolio is a separately designated investment series of the Trust with its own investment objective, policies and purposes offering multiple classes of shares of beneficial interest, without par value, of the Trust (the "Shares"); and

     WHEREAS, the Trust has entered into a Distribution Agreement with AIG SunAmerica Capital Services, Inc. (the "Distributor"), pursuant to which the Distributor acts as the exclusive distributor and representative of the Trust in the offer and sale of the Shares; and

     WHEREAS, the Trust has entered into various Fund Participation Agreements with each of AIG SunAmerica Assurance Insurance Company (formerly Anchor National Life Insurance Company), First SunAmerica Life Insurance Company, AIG Life Insurance Company, American International Life Assurance Company, American General Life Insurance Company and The United States Life Insurance Company in the City of New York (together the "Life Companies"), as amended from time to time (the "SunAmerica Series Trust Fund Participation Agreements"), pursuant to which the Trust has agreed to make Shares of certain Portfolios available for purchase by one or more of the Life Companies' segregated asset accounts or divisions thereof, in connection with the allocation by contract and policy owners of purchase payments to corresponding investment options offered under variable annuity contracts and variable life insurance policies (collectively "Variable Insurance Contracts") offered by the Life Companies; and

     WHEREAS, the Trust desires to adopt this Distribution Plan (the "Plan") under Rule 12b-1 under the 1940 Act with respect to its Class 1 shares, pursuant to which each Portfolio participating in this Plan will authorize payments to the Distributor, as provided in Section 1 hereof, to finance activities in connection with the distribution of Shares of each Portfolio, subject to compliance with Rule 12b-1; and

     WHEREAS, pursuant to Rule 12b-1(h) the Board of Trustees of the Trust (the "Trustees") has adopted and approved procedures reasonably designed to prevent
(i) the persons responsible for selecting broker-dealers to effect transactions in portfolio securities for the Portfolios of the Trust from taking broker-dealers' promotional or sales efforts into account in making those decisions, and (ii) the Portfolios, their investment adviser, subadvisers and any principal underwriter from entering into any agreement under which the Portfolios direct brokerage transactions or revenue generated by these transactions to a broker-dealer to pay for distribution of a Portfolio's shares; and

     WHEREAS, the Trustees of the Trust as a whole, and the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "12b-1 Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Sections 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit each Portfolio and its Class 1 shareholders, have approved this Plan by votes cast in person at a meeting called for the purpose of voting hereon and on any agreements related hereto;

     NOW THEREFORE, the Trust on behalf of each Portfolio hereby adopts this Plan on the following terms:

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1. Distribution Activities. In accordance with policies and procedures adopted pursuant to Rule 12b-1(h), the Portfolio shall not participate in directed brokerage programs, whereby a portion of the brokerage commissions generated by the Portfolio would be used to make payments to the Distributor to finance various distribution activities, including those described below, until and unless the prohibition of such use of directed brokerage under Rule 12b-1(h) is lifted or modified. If Rule 12b-1 were amended to permit directed brokerage programs to pay for distribution, this Section of the Plan shall become effective to permit the following arrangements, subject to approval by the Trustees, including the 12b-1 Trustees, and subject to the limitation that any such payments to the Distributor shall not exceed an annual rate of 75 basis points (.75%) of the average daily net assets attributable to Class 1 shares of the Portfolio to compensate the Distributor and certain financial intermediaries ("Financial Intermediaries") for financing activities principally intended to result in the sale of Shares of the Portfolio. Expenses permitted to be paid pursuant to this Section of the Plan shall include, but not necessarily be limited to, the following costs:

     A. Printing and mailing of Portfolio prospectuses, statements of additional information, any supplements thereto and shareholder reports for existing and prospective Variable Insurance Contract owners;

     B. Development, preparation, printing and mailing of Portfolio advertisements, sales literature and other promotional materials describing and/or relating to the Portfolio and including materials intended for use within the Life Companies, or for broker-dealer only use or retail use;

     C. Holding or participating in seminars and sales meetings designed to promote the distribution of Portfolio Shares;

     D. Marketing or servicing fees requested by broker-dealers or other Financial Intermediaries who sell Variable Insurance Contracts;

     E. Obtaining information and providing explanations to Variable Insurance Contract owners regarding the Portfolio's investment objectives and policies and other information about the Portfolio, including the performance of the Portfolio;

     F. Training sales personnel regarding sales of Variable Insurance Contracts and underlying Shares of the Portfolio;

     G. Compensating Financial Intermediaries and/or their registered representatives or other authorized agents in connection with the allocation of cash values and premiums of the Variable Insurance Contracts relating to the Portfolio;

     H. Financing any other activity that the Trust's Board of Trustees determines is primarily intended to result in the sale of Shares; and

     I. If the Plan is approved by shareholders, paying the cost of soliciting shareholders in connection therewith and the expenses associated with such solicitation.

     This Plan shall cover such payments under the circumstances described above to the extent they are deemed to relate, under Rule 12b-1, to the financing of any activity that is primarily intended to result in the sale of such Shares. The amount of the payments shall be subject to applicable laws and regulations.

2. Payments to Other Parties. Subject to the provisions of Section 1 and the amendment of Rule 12b-1 to permit directed brokerage programs to pay for distribution, the Portfolio hereby authorizes the Distributor to enter into agreements with Financial Intermediaries to provide compensation to such Financial Intermediaries for activities and services of the type referred to in
Section 1 hereof. Such agreements shall provide that the Financial Intermediaries shall deliver to the Distributor such information


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as is reasonably necessary to permit the Distributor to comply with the reporting requirements set forth in Section 4 hereof.

3. Related Agreements. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

     (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the 12b-1 Trustees or, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of Class 1 shares of the Portfolio, on not more than 60 days' written notice to any other party to the agreement; and

     (b) that such agreement shall terminate automatically in the event of its assignment.

4. Quarterly Reports. The Treasurer of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan with respect to Class 1 shares of the Portfolio and any related agreement and the purpose for which such expenditures were made.

5. Term and Termination.

     (a) This Plan shall become effective as of the date hereof, and, unless terminated as herein provided, shall continue from year to year thereafter, so long as such continuance is specifically approved at least annually by votes, cast in person at a meeting called for the purpose of voting on such approval, of a majority of both (i) the Trustees of the Trust, and (ii) the 12b-1 Trustees.

     (b) This Plan may be terminated at any time by vote of a majority of the 12b-1 Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of Class 1 shares of the Portfolio.

6. Amendments. This Plan may not be amended to increase materially the maximum expenditures permitted by Section 1 hereof unless such amendment is approved by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of Class 1 shares of the Portfolio, and no material amendment to this Plan shall be made unless approved in the manner provided for the annual renewal of this Plan in Section 5(a) hereof. The addition of the name of a Portfolio to Schedule A and the deletion of the name of a Portfolio from Schedule A shall not be deemed to be an amendment of this Plan with respect to any other Portfolio.

7. Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of those Trustees of the Trust who are not interested persons of the Trust shall be committed to the discretion of such 12b-1 Trustees.

8. Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Sections 3 and 4 hereof for a period of not less than six years from the date of this Plan, any such related agreement or such reports, as the case may be, the first two years in an easily accessible place.

9. Definition of Certain Terms. For purposes of this Plan, the terms "assignment," "interested person," "majority of the outstanding voting securities," and "principal underwriter" shall have their respective meanings defined in the 1940 Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted to either the Trust or the principal underwriter of the Shares by the Securities and Exchange Commission, or its staff under the 1940 Act.

10. Separate Series. Pursuant to the provisions of the Declaration of Trust, each Portfolio is a separate series of the Trust, and all debts liabilities and expenses of Class 1 shares of such Portfolio shall be enforceable only against the assets of Class 1 shares of such Portfolio and not against the assets of any


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other Portfolio or class of shares or of the Trust as a whole. This Plan constitutes a separate plan of distribution with respect to the Class 1 shares of each Portfolio named in Schedule A from time to time.

     IN WITNESS WHEREOF, the Trust has caused this Plan to be executed as of the day and year first written above.

                                        SUNAMERICA SERIES TRUST


                                        BY: /s/ NORI L. GABERT
                                            ------------------------------------
                                        Name: Nori L. Gabert
                                        Title: Vice President and  Secretary


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                                   SCHEDULE A

                      PORTFOLIOS OF SUNAMERICA SERIES TRUST

Corporate Bond Portfolio
Global Bond Portfolio
High-Yield Bond Portfolio
Worldwide High Income Portfolio
SunAmerica Balanced Portfolio
MFS Total Return Portfolio
Telecom Utility Portfolio
Equity Index Portfolio
Equity Income Portfolio
Growth-Income Portfolio
Federated American Leaders Portfolio
Davis Venture Value Portfolio
"Dogs" of Wall Street Portfolio
Alliance Growth Portfolio
Goldman Sachs Research Portfolio
MFS Massachusetts Investors Trust Portfolio
Putnam Growth: Voyager Portfolio
Blue Chip Growth Portfolio
Real Estate Portfolio
Small Company Value Portfolio
MFS Mid-Cap Growth Portfolio
Aggressive Growth Portfolio
Growth Opportunities Portfolio
Marsico Growth Portfolio
International Growth and Income Portfolio
Global Equities Portfolio
International Diversified Equities Portfolio
Emerging Markets Portfolio
Technology Portfolio
Foreign Value Portfolio
Small & Mid Cap Value Portfolio


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